Exhibit 99.2

Investor Relations Contact:	Media Contacts:
John G. Nesbett	Teresa Stubbs
Jennifer Belodeau	MedAvant Healthcare Solutions
Institutional Marketing Services, Inc.	812-206-4332
203-972-9200	tstubbs@medavanthealth.com
jnesbett@institutionalms.com
MEDAVANT ANNOUNCES RECEIPT OF NASDAQ NOTICE OF DELISTING
     ATLANTA, GA.—(PRIME NEWSWIRE)—July 29, 2008—MedAvant Healthcare Solutions (the Company) (NASDAQ: PILL) today announced that on July 23, 2008 it received a Staff Determination Letter (the “Letter”) from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that the staff of Nasdaq’s Listing Qualifications Department determined, using its discretionary authority under Nasdaq Marketplace Rule 4300 and IM-4300, that the Company’s common stock would be delisted from Nasdaq. The Letter further stated that Nasdaq would suspend trading in the Company’s common stock at the opening of trading on August 1, 2008 and then file a Form 25-NSE with the Securities and Exchange Commission to deregister the Company’s common stock, unless the Company appeals Nasdaq’s delisting determination. Nasdaq’s determination to delist the common stock was based on the Company’s filing for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on July 23, 2008, the associated public interest concerns raised by the filing of the Chapter 11 case, concerns regarding the residual equity interests of existing holders of the Company’s common stock, and the Company’s ability to sustain compliance with all of Nasdaq’s continued listing requirements.
          The Letter also indicated that, in accordance with Marketplace Rule 4805(a), the Company would have seven (7) calendar days, or until July 30, 2008, to appeal the delisting from Nasdaq to a Listing Qualifications Panel. At this time, the Company does not plan to appeal the delisting from Nasdaq, but does intend to request that various of its current market makers continue to make markets in the Company’s common stock on the OTC Bulletin Board and/or the Pink Sheets, as the case may be. In connection with the Company’s plan to list its common stock on the OTC Bulletin Board and/or the Pink Sheets, the Company will request that one of its current market makers apply for a new ticker symbol for the Company.
About MedAvant Healthcare Solutions
MedAvant is a national connectivity network that connects payers with providers in a real-time environment for the purpose of transparently messaging administrative, financial and clinical information in order to lower total administrative costs, improve payer, provider and member relationships, and to ultimately improve clinical outcomes.
For more information, visit http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.

Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as: MedAvant’s ability to successfully reorganize under chapter 11 of the U.S. Bankruptcy Code; the soundness of our business strategies relative to the perceived market opportunities; MedAvant’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; MedAvant’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy; entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels; the availability of competitive products or services; the continued ability to protect the company’s intellectual property rights, implementation of operating cost structures that align with revenue growth; uninsured losses; adverse results in legal disputes resulting in liabilities; unanticipated tax liabilities; the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems. Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, including, without limitation, its most recently filed Annual Report on Form 10-K. MedAvant does not assume, and expressly disclaims, any obligation to update information contained in this document. Although this release may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.
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